Exhibit 10.9

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January 13, 2003

Sanjeev Kumar

19600 NE 143rd Street

Woodinville, WA 98072

RE: Letter Agreement between Sanjeev Kumar and PortalPlayer, Inc. concerning one-time special bonus and additional option grant

Dear Sanjeev;

You are an employee of PortalPlayer, Inc. (the “Company”). You have entered into an employment agreement with the Company dated as of March 1, 2002 (the “Employment Agreement”). In addition to the compensation the Company has agreed to pay you under the Employment Agreement, the Company is offering you a one-time special bonus (the “Special Bonus”) and an additional option grant (the “Additional Option”) as incentive for you to assume additional responsibilities as an employee of the Company.

The following sets forth the terms of the Special Bonus:

1.	The payment of a total amount of $60,000, to be paid in monthly installments of $5,000.

2.	The continuation of your employment is a condition to receiving each monthly installment. You acknowledge that you shall have no right to receive and the Company shall have no right to pay any monthly installments after your termination of employment. You acknowledge that the Company may also cease such monthly installments for other reasons that are set forth in this Letter Agreement.

3.	The Special Bonus shall only apply to the one year period beginning on January 1, 2003 and ending December 31, 2003.

4.	The monthly installments shall be payable by the Company to you at the end of each month unless the payments are otherwise earlier terminated.

The following sets forth the terms of the Additional Option:

1.	A new option to purchase 490,000 shares of the Company’s Common Stock at the exercise price equal to the fair market value at the time of grant.

2.	The Additional Option shall vest in the following manner: the right to purchase 189,000 shares of the Company’s Common Stock shall vest upon December 19, 2003 and the right to purchase 301,000 shares of the Company’s Common Stock shall vest upon December 19, 2004.

As consideration for the above you agree to perform to the best of your abilities the additional employment responsibilities as described to you by Richard Sanquini, Chief Executive Office of the Company. You acknowledge that should you not perform these

PortalPlayer, Inc. 3255 Scott Blvd, Bldg. 1 Santa Clara, CA 95054 Telephone 408.521.7000 Facsimile 408.855.0841 www.portalplayer.com

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responsibilities to the satisfaction of the Company then the Company has right to stop payments of the Special Bonus or terminate this Special Bonus. In addition, you acknowledge that you will no longer receive any payments for automobile leases and related insurance. You release all claims you may have with respect to any prior agreements by and between you and the Company to pay for your automobile or related insurance. For the avoidance of doubt, you acknowledge that the Company has no obligation to make payments for any of your automobile lease payments or related insurance.

Your signature below is an agreement to the terms of this Letter Agreement. The Company and you agree that this Letter Agreement does not constitute an employment agreement with the Company, nor does this Letter Agreement constitute an amendment or modification of the Employment Agreement.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Richard Sanquini
Richard Sanquini CEO, PortalPlayer, Inc.

My agreement with the above terms is signified by my signature below.

Furthermore, I acknowledge that I have read and understand this letter and that with respect to the release of claims related to any prior agreement or understanding that may have existed with respect to automobile payments or related insurance payments. I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.

Date: 1/13/03	/s/ Sanjeev Kumar
Sanjeev Kumar

PortalPlayer, Inc. 3255 Scott Blvd, Bldg. 1 Santa Clara, CA 95054 Telephone 408.521.7000 Facsimile 408.855.0841 www.portalplayer.com